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ALLIANT ENERGY CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES                                    EXHIBIT 12

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                                                      Nine Months Ended
                                                        September 30,                        Years Ended December 31,
                                                   -----------------------    ------------------------------------------------------
                                                       2001        2000            2000       1999       1998      1997      1996
                                                   -----------------------    ------------------------------------------------------
                                                                                   (Dollars in thousands)
Income before cumulative effect of a change
   in accounting principle, net of tax, before
   preferred dividends                                $124,010   $326,173        $388,667   $203,287   $103,374  $151,271  $163,775
Income taxes                                            59,709    213,879         238,816    120,486     58,113    81,733   105,760
                                                   -----------------------    ------------------------------------------------------
Net income before income taxes                         183,719    540,052         627,483    323,773    161,487   233,004   269,535

Interest expense                                       143,500    127,452         173,614    136,229    129,363   122,563   113,321
Estimated interest component of rent expense             8,592      9,271          12,362     11,434      8,994     9,438     8,880
                                                   -----------------------    ------------------------------------------------------
Fixed charges as defined                               152,092    136,723         185,976    147,663    138,357   132,001   122,201

Earnings as defined                                   $335,811   $676,775        $813,459   $471,436   $299,844  $365,005  $391,736
                                                   =======================    ======================================================

Ratio of Earnings to Fixed Charges (Unaudited)            2.21       4.95            4.37       3.19       2.17      2.77      3.21
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